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                                                                      Exhibit 11

                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                       -----------------------------      -------------------------------
                                                          JUNE 29           JULY 1           JUNE 29           JULY 1
                                                           1996              1995             1996              1995
                                                       ------------     ------------      ------------      -------------
PRIMARY EARNINGS PER SHARE

Net income                                             $     69,892     $     65,237      $    125,822      $     123,190

Less Preferred Stock dividends and redemption
    premium                                                   1,127              927             2,251              1,837
                                                       ------------     ------------      ------------      -------------

Net income available to common stockholders            $     68,765     $     64,310      $    123,571      $     121,353
                                                       ============     ============      ============      =============

Average number of common shares outstanding                  63,719           63,509            63,641             63,765
                                                       ============     ============      ============      =============

Primary earnings per share                             $       1.08     $       1.01      $       1.94      $        1.90
                                                       ============     ============      ============      =============


FULLY DILUTED EARNINGS PER SHARE

Net income                                             $     69,892     $     65,237      $    125,822      $     123,190

Increased ESOP contribution required if Preferred
    Stock were converted to Common Stock                        334              362               670                725
                                                       ------------     ------------      ------------      -------------

Fully diluted earnings                                 $     69,558     $     64,875      $    125,152      $     122,465
                                                       ============     ============      ============      =============

Average number of common shares outstanding                  63,719           63,509            63,641             63,765

Additional common equivalent shares resulting from:

    Conversion of Preferred Stock                             1,529            1,590             1,546              1,595

    Dilutive effect of stock options and restricted
       shares                                                   419              425               419                444
                                                       ------------     ------------      ------------      -------------

Average number of common and common equivalent
    shares                                                   65,667           65,524            65,606             65,804
                                                       ============     ============      ============      =============

Fully diluted earnings per share                       $       1.06     $       0.99      $       1.91      $        1.86
                                                       ============     ============      ============      =============





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